Exhibit 32

CERTIFICATIONS OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350

     The undersigned, the Chief Executive Officer and the Chief Financial Officer of TeleTech Holdings, Inc. (the “Company”), each hereby certifies that, to his knowledge on the date hereof:

(a)	the Form 10-Q/A of the Company for the quarter ended September 30, 2004 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and (b) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ KENNETH D. TUCHMAN
Kenneth D. Tuchman
Chairman and Chief Executive Officer

	By:	/s/ DENNIS J. LACEY
Executive Vice President and
Date: March 1, 2005		Chief Financial Officer